ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT AND THIRD AMENDMENT TO LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT AND THIRD AMENDMENT TO LEASE AGREEMENT ("Amendment") is executed and delivered effective as of the first (1st) day of October, 2003, by and between 329 PARTNERS-II LIMITED PARTNERSHIP ("Landlord"), HAROLD'S DBO, INC. ("Assignor") and HAROLD'S STORES, INC. ("Tenant").

RECITALS

Landlord, as landlord, and Assignor, as tenant, have previously entered into that certain Lease Agreement dated June 30, 1998, as amended by (i) that certain First Amendment to Lease Agreement dated as of August 10, 2001, and (ii) that certain Second Amendment to Lease Agreement ("Second Amendment") dated as of February 4, 2003 (as so amended, the "Lease"), pursuant to which Landlord leased to Tenant the real property more particularly described therein.

Prior to the date hereof, the size of the Premises was reduced to 25,178 square feet.

Assignor wishes to assign all of its right, title and interest under the Lease to Tenant, and Tenant wishes to assume same.

Concurrently with such assignment, Landlord and Tenant wish to increase the Premises to comprise approximately 46,132 square feet, as shown on Exhibit "A" attached hereto and made a part hereof.

Landlord and Tenant desire to amend the Lease to effect such increase of the Premises and to amend certain provisions regarding Base Rent, payment of Tax and Insurance Costs and other matters more particularly set forth hereinbelow.

AGREEMENTS

NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord, Assignor and Tenant for themselves and their successors and assigns do hereby agree as follows:

    Recitals. The recitals set forth above are hereby agreed to be true and correct and are incorporated herein for all purposes.

    Definitions. Any capitalized terms not defined herein shall have the meaning as set forth in the Lease.

    Assignment and Assumption. Assignor hereby sells, assigns and transfers to Tenant any and all of Assignor's right, title and interest in and to the Lease, as if Tenant were named in the original Lease.

    Acceptance. Tenant hereby accepts the foregoing sale, assignment and transfer and promises and agrees to pay all Base Rent and any additional rents and to faithfully perform all covenants, stipulations, agreements and obligations under the Lease.

    Consent. Landlord consents to the foregoing assignment of the Lease by Assignor to Tenant; provided, however, such consent shall not be construed in any manner to release Assignor from its obligations under the Lease or to waive or diminish any of Landlord's rights or remedies thereunder with respect to Assignor or Tenant.

    Premises. From and after the date hereof, the Premises shall be that certain portion of the Project depicted on Exhibit "A" attached hereto and made a part hereof, less that certain 4,224 square foot portion designated as space 1, the total area of the Premises being agreed to constitute approximately 46,132 square feet. Tenant accepts the Premises in its as-is condition and shall not be required to perform any finish-out or remodeling work (provided, however, this provision shall in no way be construed to limit or diminish in any way Tenant's or Landlord's repair and maintenance obligations set forth in Article VI of the Lease or elsewhere in the Lease.)

    Base Rent. Effective as of the date hereof, Section 3.1 of the Lease, as previously amended by Paragraph 2 of the Second Amendment, is hereby amended to provide that the monthly amount of Base Rent shall be as follows:

    Time Period Monthly Amount

    10/1/03-2/29/04 $35,508.33
    3/1/04-9/19/04 $25,440.91
    9/20/04-11/14/05 $26,490.00
    11/15/05-9/19/07 $38,443.33
    9/20/07-9/19/10 $40,365.50

    Reimbursement of Tenant's Share of Taxes and Insurance. Paragraph 4(c) of the Second Amendment is hereby deleted in its entirety and the following substituted in its place: "Reimbursement of Tenant's Share of Taxes and Insurance. On or before March 1, 2003, Tenant shall pay to Landlord $9,809.90 for estimated Taxes for January, February and March 2003. Tenant agrees to pay as additional rent Tenant's Share (as hereinafter defined) of the reasonable costs paid by Landlord pursuant to Sections 4(a) and (b) above (collectively, the "Tax and Insurance Costs"). For purposes hereof, Tenant's Share shall be 100% of such Tax and Insurance Costs through August 31, 2003. From and after September 1, 2003, Tenant's Share shall be 91.61% of such Tax and Insurance Costs. Tenant's Share of Tax and Insurance Costs shall be pro rated for any partial year during the Lease term. Landlord's lender requires Landlord to cause Tenant to escrow Tax and Insurance Costs. Accordingly, on or before the first of each month from April 1, 2003 through August 1, 2003, Tenant shall pay to Landlord $3,269.97, which represents one-twelfth of monthly estimated Taxes. In addition, on or before the first day of each month from and after March 1, 2003, through August 1, 2003, Tenant shall pay to Landlord one hundred twenty percent (120%) of the monthly premium for the property insurance described in Section 4(b) above. From and after September 1, 2003, Landlord may invoice Tenant monthly for Tenant's pro rata share of the estimated Tax and Insurance Costs for each calendar year, which amount shall be adjusted each year based upon anticipated Tax and Insurance Costs, and, if Landlord's lender so requires, Tenant shall pay to Landlord monthly one hundred twenty percent (120%) of the monthly premium for the property insurance described in Section 4(b) above until Tenant has paid to Landlord 91.61% of the estimated amount for the following year's annual premium for such property insurance. Landlord shall provide Tenant an accounting showing in reasonable detail all computations of additional rent due under this Section within thirty (30) days of the close of each calendar year. In the event the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of additional rent due by Tenant under this Section, Landlord shall credit any such amount against the Base Rent payment next coming due. In the event the accounting shows that the total of the monthly payments made by Tenant is less than the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by an invoice for the additional rent. Landlord shall provide Tenant copies of tax bills and invoices from Landlord's insurance company for insurance premiums concurrently with Landlord's delivery of said accounting to the extent such tax bills and invoices are available at that time and otherwise within a reasonable amount of time after same are available."

    Sections 3 and 7 of Second Amendment. Sections 3 and 7 of the Second Amendment are hereby deleted in their entirety.

    Leasing Commission. Each party represents that it has not performed any actions that could give rise to a commission under the Lease, as amended hereby, except with respect to a commission to be paid by Landlord (which Landlord agrees to pay) to Southern Asset Service Corp.("Sasco"), who shall be a third party beneficiary for the purposes hereof, equal to 4.5% of the portion of the Base Rent that is in effect from and after November 15, 2005 (to wit-$10.00 per square foot from Novermber 15, 2005 to September 19, 2007, and $10.50 per square foot from September 20, 2007 to September 19, 2010) to the extent same is attributable to that portion of the Premises identified on Exhibit "A" attached hereto as space 6, the square footage of which is agreed to be 10,552. Said commission shall be fully due and payable within ten (10) days after November 15, 2005. Landlord shall hold harmless and indemnify Tenant for any claims resulting from Landlord's failure to pay Sasco the commission described hereinabove when due, and each party shall hold harmless and indemnify the other party from any claims for commissions arising from such first party's acts.

    Parking. Tenant shall be allocated a pro rata share of the parking spaces serving the Project, which pro rata share shall be equal to the total number of parking spaces multiplied by a fraction the numerator of which is the square footage of the Premises and the denominator of which is the total square footage of the building in which the Premises is located. The parking spaces other than the parking spaces allocated to Tenant pursuant to the preceding sentence may be allocated by Landlord to other tenants of the Project, and such parking allocated to the other tenants of the Project may consist of the parking spaces closest to the building in which the Premises is located.

    Ratification. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall govern and control. The Lease, as amended hereby, is ratified and confirmed in all respects.

    Counterpart Execution. This Amendment may be executed in counterparts, via facsimile, which when assembled shall constitute one fully executed Amendment.

Landlord:

329 Partners-ii limited partnership

By: 329 Holdings, L.L.C.,
General Partner

By:_________________________________
Name:______________________________
Title:_______________________________

ASSIGNOR:

HAROLD'S DBO, INC.

By:
Name: Clark J. Hinkley
Title: President

TENANT:

HAROLD'S STORES, INC.

By: __
Name: _Clark J. Hinkley_
Title: _Chief Executive Officer_

EXHIBIT "A"

[Depiction of Leased Premises follows this page.]